EXHIBIT 99.1

CONTACT:
William E. Koziel
Chief Financial Officer
(847) 597-8803

FOR IMMEDIATE RELEASE

COSI, INC. ANNOUNCES PLANNED RIGHTS OFFERING

DEERFIELD, Ill., April 12, 2012 -- Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today announced that it filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") for a rights offering to its existing shareholders. The Company plans to make the rights offering through the distribution of non-transferable subscription rights to purchase shares of the Company's common stock at a subscription price to be determined and subject to an aggregate ownership limitation equal to 19.9% of the Company’s common stock. Assuming the rights offering is fully subscribed, the Company currently expects to receive gross proceeds of approximately $15.0 million. The Company is planning to commence a rights offering in order to raise equity capital in a timely and cost-effective manner, while providing all of Così's shareholders the opportunity to participate.

The proposed rights offering will also include an over-subscription privilege, which will entitle each rights holder that exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.

In conjunction with the rights offering, all of our executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to shareholders.  Also, five of our executive officers and outside directors have agreed to purchase, at the same subscription price offered to shareholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges.  The total amount of commitments by the directors and executive officers is $1,647,310.

“After considering several funding alternatives, the Board of Directors and senior management decided it was in the best interest of the Company and its shareholders to proceed with a rights offering at this time,” said Stephen Edwards, Executive Chairman.  “We believe completion of the rights offering will position the Company to achieve its full potential.”

“We intend to use the proceeds from this offering for planned growth as well as general corporate purposes, including initiatives to increase traffic in our stores” said Carin Stutz, Così President and Chief Executive Officer.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights will be issued to all shareholders as of a record date which has yet to be determined. The subscription price also has yet to be determined. The Company will provide notice of the record date and subscription price in the future at such time as they are determined. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 80 Company-owned and 56 franchise restaurants operating in seventeen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2012 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.